Exhibit 99.1

NEWS RELEASE

Albany International Announces Completion of Consultation Process to Restructure European Machine Clothing Operations

Rochester, New Hampshire, May 20, 2013 – Albany International Corp. (NYSE:AIN) announced today that its subsidiary, Albany International France S.A.S., has completed consultations with employee works councils regarding a proposal to restructure operations at the Company’s Machine Clothing production facilities in Sélestat and St. Junien. The proposed restructuring, initially announced in November 2012, is expected to reduce employment by approximately 200 positions at these locations. The Company expects most of the workforce reduction to occur during the third quarter of the 2013.

The Company currently expects to record a restructuring charge of $29-$31 million in the second quarter of 2013, representing estimated future cash expenditures for severance and social costs for affected employees.  This estimate does not include anticipated cash and non-cash charges associated with the write-off or write-down of manufacturing equipment, outplacement and similar programs, and pension curtailment, which cannot presently be estimated. The Company will provide additional information about these costs as data becomes available and will record them as restructuring charges in the period in which they are incurred.

The Company expects that the restructuring actions will lead to a reduction in annual operating expenses of approximately $10 million. The Company currently expects to start realizing a portion of these savings beginning in the fourth quarter of 2013, with the full effect to be realized by the fourth quarter of 2014.

This release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “would,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections. Forward-looking statements in this release include, without limitation, statements about the likelihood, amount, and timing of severance costs, other cash and non-cash charges, and cost savings related to the announced restructuring. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

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Albany International Corp.

216 Airport Dr.

Rochester, NH 03867 USA

www.albint.com

About Albany International

Albany International is a global advanced textiles and materials processing company, with two core businesses. Machine Clothing is the world’s leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly growing supplier of highly engineered composite parts for the aerospace industry. Albany International is headquartered in Rochester, New Hampshire, operates 18 plants in 11 countries, employs 4,000 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

Contacts

Investors	Media
John Cozzolino	Susan Siegel
518-445-2281	603-330-5866
john.cozzolino@albint.com	susan.siegel@albint.com

Kekst and Company for Albany International
Michael Herley
212-521-4897
michael-herley@kekst.com